21.1:     Subsidiaries of Registrant.



           Name of                   State of                 Doing
          Subsidiary               Incorporation            Business as
          ----------               -------------            -----------

          ICG Equipment, Inc.         Colorado                  --

          NETCOM On-Line
          Communication
          Services, Inc.              Delaware                  --